Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of MGT Capital Investments, Inc. on Form S-1 of our report dated April 15, 2015, with respect to our audits of the consolidated financial statements of MGT Capital Investments, Inc. and Subsidiaries as of December 31, 2014 and 2013 and for the years ended December 31, 2014 and 2013, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

November 06, 2015